UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of report (Date of earliest event reported): May 26, 2005

E*TRADE Financial Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-11921	94-2844166
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

135 East 57th Street New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(646) 521-4300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Approval of 2005 Equity Incentive Plan

At the 2005 Annual Meeting of Stockholders of E*Trade Financial Corporation (“E*Trade”) held on May 26, 2005 (the “2005 Annual Meeting”), our stockholders approved E*Trade’s 2005 Equity Incentive Plan (the “2005 Plan”).

The 2005 Plan provides for incentive awards to employees, consultants and non-employee directors for the purposes of attracting, retaining and rewarding individuals who provide valuable services to E*Trade and its affiliates and motivating such persons to contribute to E*Trade’s growth and profitability. Pursuant to the 2005 Plan, E*Trade is authorized to grant the following types of awards: (i) stock options (incentive or non-qualified), (ii) stock appreciation rights, (iii) stock purchase rights, (iv) stock bonuses, (v) restricted stock units, (vi) performance awards and (vii) other cash-based or stock-based awards, as more fully described in the 2005 Plan. Each award is subject to such terms and conditions consistent with the 2005 Plan as determined by the Compensation Committee and as set forth in the individual award agreement. The maximum number of shares that may be issued under the 2005 Plan is the lesser of (a) the number of shares available for grant under E*Trade’s 1996 Stock Incentive Plan (the “Predecessor Plan”) as of May 26, 2005 or (b) 42,000,000, subject to adjustment in the event of certain changes in the common stock or capital structure of the Company. The number of shares will be automatically increased by awards that expire, terminate, forfeit or are repurchased pursuant to the Predecessor Plan.

The 2005 Plan also provides for automatic grants to non-employee directors. A new non-employee director will receive a stock option on no more than 50,000 shares, which will vest in four equal annual installments. In addition, upon each subsequent annual meeting of stockholders, such non-employee director will receive a stock option on no more than 20,000 shares, which will vest in two equal annual installments. The compensation committee of the Board of Directors of E*Trade (the “Committee”) may also provide that non-employee directors receive stock option awards on up to 10,000 shares for each committee on which such non-employee serves and stock option awards on up to 10,000 shares for each committee on which such non-employee serves as chairman. The additional annual option awards will vest in two equal annual installments.

The 2005 Plan (including the forms of award agreements used under the 2005 Plan) is attached hereto as Exhibit 10.66.

Approval of Executive Bonus Plan

At the 2005 Annual Meeting, our stockholders also approved a new Executive Bonus Plan (the “Bonus Plan”), which provides incentives for senior executives to achieve certain performance metrics, determined by the Committee (or in the case of the Chief Executive Officer, by the independent members of the full Board of Directors), by rewarding such senior executives with annual cash-based or equity-based bonus awards. Performance metrics will be based on some or all of the following: revenue, earnings per share, net operating income, net income, cash generation, cash management, return on capital, return on assets, return on investment, risk management, market share, product development and distribution, human resources, customer service/satisfaction results, satisfactory completion of identified special projects and overall effectiveness of management. The maximum amount payable to any one individual under the Bonus Plan will be 2.5% of the net income of E*Trade.

For fiscal year 2005, we will pay bonuses of up to 2.5% of net income for our Chief Executive Officer, 1.75% of net income for our President and Chief Operating Officer and 1.5% of net income for our other named executive officers. A portion of the total bonus is likely to take the form of stock options or restricted stock (which has historically been granted outside the scope of the performance bonus plan), a certain amount of which will vest only if performance metrics are met. The Committee and Board may exercise discretion to reduce the actual payment to any or all of the participants under the plan based on the Company’s performance against key metrics communicated to investors, including net revenue and earnings per share.

The Bonus Plan is attached hereto as Exhibit 10.67.

Item 9.01. Financial Statements and Exhibits.

Exhibit 10.66        2005 Equity Incentive Plan and Forms of Award Agreements

Exhibit 10.67        Executive Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E*TRADE Financial Corporation

Date: May 31, 2005	By:	/s/ RUSSELL S. ELMER
	Name:	Russell S. Elmer
	Title:	General Counsel and Corporate Secretary